EXHIBIT 10(g)(g)

Restricted Stock Unit Award Agreement
October 23, 2013

EMCOR GROUP, INC.
301 Merritt Seven
Norwalk, Connecticut 06851-1092

Agreement made this 23rd day of October, 2013, between EMCOR GROUP, INC., a Delaware corporation (the “Company”), and Stephen W. Bershad (“Bershad”).
1.    Restricted Stock Unit Award.
Bershad is hereby awarded, pursuant to the Company’s 2010 Incentive Plan (the “Plan”) and subject to its terms, a Restricted Stock Unit (“RSU”) award (the “Award”) as hereinafter described. The Award gives Bershad the conditional right to receive, without payment but subject to the conditions and limitations set forth in this Agreement and the Plan, (i) 1,881 Shares (the “Basic Shares”) and (ii) an additional whole number of Shares (rounded down to the nearest whole number) (the “Dividend Equivalent Shares”) equal in value (determined as hereinafter provided) to the dividends, if any, that would have been paid with respect to the Basic Shares had the Basic Shares been issued to Bershad on the date hereof. For purposes of (ii), the number of Dividend Equivalent Shares with respect to any dividend shall be calculated as of the date on which the dividend is paid to holders of Company common stock. For the avoidance of doubt, no Shares (including Dividend Equivalent Shares) shall be payable in respect of the Award if the Award is forfeited, as hereafter provided, and no Dividend Equivalent Shares shall be payable in respect of any dividend for which the record date falls on or after the date on which Bershad or any other person entitled to the Basic Shares becomes the record owner of such Shares for dividend record-date purposes. Except as otherwise expressly provided, all terms used herein shall have the same meaning as in the Plan.
2.    Vesting.
One-half of Award shall vest on the date hereof, one-fourth of the Award shall vest on January 1, 2014 and the balance of the Award shall vest on April 1, 2014.
Upon any termination of Bershad’s services as Chairman of the Board of Directors of the Company, all RSUs then held by him that have not previously vested (determined after taking into account the previous paragraph) shall be immediately forfeited.

3.    Delivery of Shares.
Subject to Section 4 below, the Company shall effect delivery of the Shares with respect to this Award to Bershad (or, in the event of Bershad’s death, to the person to whom the Award has passed by will or the laws of descent and distribution) on the date Bershad ceases to be a director of the Company. No Shares will be issued pursuant to this Award unless and until all legal requirements applicable to the issuance or transfer of such Shares have been complied with to the satisfaction of the Board of Directors of the Company.
4.    Dividends; Other Rights.
The Award shall not be interpreted to bestow upon Bershad any equity interest or ownership in the Company or any Affiliate prior to the date on which the Company delivers Shares to Bershad. Bershad is not entitled to vote any Shares by reason of the granting of this Award or to receive or be credited (other than as provided in Section 1 above) with any dividends declared and payable on any Share prior to the delivery of such Shares.
5.    Certain Tax Matters.
Bershad expressly acknowledges that because this Award consists of an unfunded and unsecured conditional promise by the Company to deliver Shares in the future, subject to the terms hereof, it is not possible to make a so-called “83(b) election” with respect to the Award. By accepting this Award, Bershad agrees to be responsible for all taxes (including any withholding taxes) to which he may be subject by reason of the vesting of or payment under the Award.
6.    Nontransferability.
Neither this Award nor any rights with respect thereto may be sold, assigned, transferred (other than by will or the laws of descent and distribution), pledged or otherwise encumbered, except as the Board of Directors of the Company may otherwise determine.
7.    Effect on Right to Be Continued as a Director.
This Award shall not confer upon Bershad any right to be continued as Chairman of the Board or as a director of the Company or derogate from any right of the Company or its stockholders to decline to nominate Bershad for election as a director, to decline to elect Bershad as a director, or, subject to the provisions of the bylaws of the Company and applicable law, to remove Bershad as a director, with or without cause.
8.    Amendments.
No amendment of any provision of this Agreement shall be valid unless the same shall be in writing.

9.    Governing Law.
This Agreement shall be governed and construed by and determined in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

The Company, by its duly authorized officer, and Bershad have executed this Agreement as of the date first set forth above.

EMCOR GROUP, INC.

By:_____________________________
Anthony J. Guzzi
Title: President and Chief Executive Officer

Agreed and Accepted:

_______________________________
Stephen W. Bershad